UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2013

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	000-54691	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Contra Loma Plaza

On August 19, 2013, the Company, through a wholly-owned subsidiary, purchased a grocery-anchored shopping center containing 74,616 rentable square feet located on approximately 8.8 acres of land in Antioch, California (“Contra Loma Plaza”) for approximately $7.2 million, exclusive of closing costs. The Company funded the purchase price with proceeds from its ongoing initial public offering. Contra Loma Plaza was purchased from RK Antioch LLC, a California limited liability company and Kanu Patel and Renuka Patel, Trustees of the Kanu Patel and Renuka Patel Family Trust, none of which are affiliated with the Company, its advisor or its sub-advisor.

Contra Loma Plaza is approximately 81.9% leased to nine tenants, including a Save Mart grocery store, which occupies approximately 67.3% of the total rentable square feet of the shopping center. The Company’s management believes Contra Loma Plaza is adequately insured.

South Oaks Plaza

On August 21, 2013, the Company, through a wholly-owned subsidiary, purchased a grocery-anchored shopping center containing 112,300 rentable square feet located on approximately 10.2 acres of land in St. Louis, Missouri (“South Oaks Plaza”) for approximately $9.5 million, exclusive of closing costs. The Company funded the purchase price with proceeds from its ongoing initial public offering. South Oaks Plaza was purchased from Pace-South County Associates, LLC, a Missouri limited liability company, which is not affiliated with the Company, its advisor or its sub-advisor.

South Oaks Plaza is 100.0% leased to three tenants, including a Shop ‘n Save grocery store, which occupies approximately 71.2% of the total rentable square feet of the shopping center. The Company’s management believes South Oaks Plaza is adequately insured.

Press Release

On August 27, 2013, the Company issued a press release announcing its acquisition of Contra Loma Plaza and South Oaks Plaza.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

99.1 Press Release dated August 27, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: August 27, 2013	By:	/s/ R. Mark Addy
R. Mark Addy
Co-President & Chief Operating Officer